Exhibit 10.2
FIRST AMENDMENT
To the
Dover Corporation Pension Replacement Plan
(As Amended and Restated as of January 1, 2010)

WHEREAS, Dover Corporation (the "Corporation") has adopted the Dover Corporation Pension Replacement Plan, as amended and restated as of January 1, 2010 (the "Plan"); and

WHEREAS, Article 9 of the Plan authorizes the Pension Committee (since renamed the "Benefits Committee") to amend the Plan on behalf of the Corporation; and

WHEREAS, the Benefits Committee deems it advisable to amend the Plan in the manner set forth herein.

NOW, THEREFORE, BE IT

RESOLVED that the Plan is amended effective October 15, 2013 as follows:

1.	Effective October, 15, 2013, Section 2.01 of the Plan is amended and restated in its entirety, as follows:

"Actual Participant" with respect to periods after October 15, 2013, means, subject to Article 3, an Employee who (i) is a U.S. taxpayer and is on a regular U.S. periodic payroll of an Affiliated Company (excluding Employees assigned to work in the United States on a temporary basis) or is assigned to the non-U.S. payroll of an Affiliated Company, (ii) as of December 1, 2013 (A) has a base salary at the annual rate of at least $250,000 or (B) was hired by an Affiliated Company or promoted by an Affiliated Company between January 1, 2012 and December 1, 2013 and has a base salary at the annual rate of at least $210,000, and (iii) is an Employee who holds a position with an Affiliated Company which the Chief Executive Officer of the Company or the Administrator has designated from time to time as eligible for participation in the Plan. An Employee who meets the foregoing eligibility requirements shall become an Actual Participant in the Plan as of December 1, 2013. Notwithstanding the foregoing, the Chief Executive Officer of the Company or his or her designee may designate an Employee who does not otherwise meet the requirements of this Section 2.01 as an Actual Participant. The Chief Executive Officer or his or her designee may also revoke the eligibility of an Actual Participant to continue to participate in the Plan at any time in his or her sole and unreviewable discretion. The term “Actual Participant” with respect to periods prior to January 1, 2010 shall be determined in accordance with the provisions of the Prior Plan.

2.	Effective December 1, 2013, Section 3.02 of the Plan is amended by adding the following at the end thereof, as follows:

Effective December 1, 2013, no Employee who is not already an Actual Participant in the Plan as of December 1, 2013 shall thereafter become an Actual Participant and the Plan shall be closed to new participants after December 1, 2013.

3.	Effective December 31, 2013, Section 3.03 of the Plan is amended by adding the following at the end thereof, as follows:

Notwithstanding any provision of the Plan to the contrary, those Employees of Knowles Corporation, and of those entities which are expected to be spun-off to the shareholders of the Corporation together with Knowles Corporation, who as of December 31, 2013 are actively employed, or on a leave of absence approved, by Knowles Corporation or such entities, shall cease to be Actual Participants in the Plan effective as of December 31, 2013 and such Employees shall not thereafter become Actual Participants in the Plan. Each such Actual Participant's Additional Years of Service, Applicable Percentage, Final Average Compensation, Compensation, Social Security Integration Level, and Years of Service shall be frozen as of December 31, 2013 and each such Actual Participant's Retirement Benefit under the Plan shall be determined as of December 31, 2013. The Retirement Benefits for all such Actual Participants shall become 100% nonforfeitable as of December 31, 2013.

The Retirement Benefits for such Employees of Knowles Corporation and the entities to be spun-off to the shareholders of the Corporation shall be assumed by Knowles Corporation as of the effective date of the spin-off transaction and shall cease to be a liability of the Corporation.

Subject to the right of the Corporation to amend or terminate the Plan at any time and for any reason, it is the intent of the Corporation to freeze the Plan effective as of December 31, 2023. Actual Participants shall cease accruing benefits under the Plan effective December 31, 2023. Each such Actual Participant's Additional Years of Service, Applicable Percentage, Final Average Compensation, Compensation, Social Security Integration Level, and Years of Service shall be frozen as of December 31, 2023 and each such Actual Participant's Retirement Benefit under the Plan shall be determined as of December 31, 2023.